Exhibit 23.1

July 22, 2013

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 19, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, which is filed as an exhibit to, and incorporated by reference in, Franco-Nevada Corporation’s Annual Report on Form 40-F for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Chartered Professional Accountants, Licensed Public Accountants

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2
T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership